Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Planar Systems, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 33-82688, 333-45191, 333-37502, 333-101147, 333-123684, 333-138063, 333-138064, 333-164297, 333-168457, and 333-184189) on Form S-8 of Planar Systems, Inc. of our report dated November 26, 2014, with respect to the consolidated balance sheets of Planar Systems, Inc. as of September 26, 2014 and September 27, 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended September 26, 2014, which report appears in the September 26, 2014 annual report on Form 10-K of Planar Systems, Inc.

/s/ KPMG LLP

Portland, Oregon

November 26, 2014